UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/12/2010

SGS International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-133825

Delaware	20-3939981
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

626 West Main Street
Suite 500
Louisville, Kentucky 40202
(Address of principal executive offices, including zip code)

(502) 637-5443
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On October 12, 2010, SGS International, Inc. (the "Company") issued a press release announcing that the Company is seeking the consent of lenders to amend and extend its existing senior secured credit facility (the "Existing Credit Facility"). The Company's outstanding term loans and acquisition facility borrowings under the Existing Credit Facility mature on December 30, 2011. The Company's revolving credit facility under the Existing Credit Facility provides for $35 million of borrowing availability and is available through December 30, 2010. Under the terms of the proposed amendment and extension, the maturity of the term loans and acquisition facility loans would be extended to September 30, 2013, and borrowing availability under the revolver would be increased to $40 million and extended to September 30, 2013. In addition, interest margins would be increased and certain other terms of the Existing Credit Facility would be modified, including the refreshing of certain covenant baskets and allowing the Company to repurchase up to $25 million of its outstanding 12% senior subordinated notes due 2013. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

The following is furnished as an exhibit to this report:

Exhibit Number    Description

99.1                        Press release issued by the Company on October 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SGS International, Inc.

Date: October 13, 2010	By:	/s/ Benjamin F. Harmon, IV
Benjamin F. Harmon, IV
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release issued by the Company on October 12, 2010